Exhibit 99.1

For Immediate Release

ABBOTT REPORTS 15.5 PERCENT SALES INCREASE
IN THE FOURTH QUARTER; 13.9 PERCENT INCREASE FOR 2004

— Reports Double-Digit Growth in Medical Products and Pharmaceuticals —

— Confirms 2005 Sales and Earnings Guidance —

ABBOTT PARK, Ill., Jan. 18, 2005 — Abbott today announced financial results for the fourth quarter ended Dec. 31, 2004.

•                  Worldwide sales were $5.654 billion, up 15.5 percent from $4.897 billion in the fourth quarter of 2003. Total sales were favorably impacted 2.5 percent due to the effect of exchange rates.

•                  Abbott’s diluted earnings per share from Continuing Operations increased 8.1 percent to $0.67, excluding one-time charges — within the company’s previous guidance of $0.66 to $0.68. Diluted earnings per share from Continuing Operations under Generally Accepted Accounting Principles (GAAP) increased to $0.62 from $0.57 in 2003. For an explanation of one-time charges, see the attached Q&A section.

•                  Medical Products Group sales increased 14.4 percent in the fourth quarter, led by double-digit growth in Abbott Vascular Devices and Abbott Diabetes Care, including sales from the acquisitions of TheraSense Inc., as well as EAS Inc.

•                  Pharmaceutical Products Group sales increased 16.9 percent in the fourth quarter, led by strong contributions from major branded products, including HUMIRA®, TriCor®, Kaletra®, Omnicef® and Mobic®. HUMIRA worldwide sales were $852 million for full-year 2004. Based on the performance of HUMIRA in 2004, the company is raising its 2005 worldwide sales expectations for HUMIRA to more than $1.3 billion.

“Abbott’s performance was outstanding in the fourth quarter and the year,” said Miles D. White, chairman and chief executive officer, Abbott. “Our results were balanced across our broad-based businesses. In 2004, we submitted numerous new products for regulatory approval – from both our medical products and pharmaceuticals businesses – positioning Abbott for continued strong growth. We’ll begin to see the impact of these approvals and launches throughout 2005 and into 2006.”

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ABBOTT REPORTS 15.5 PERCENT SALES INCREASE IN THE FOURTH QUARTER; 13.9 PERCENT INCREASE FOR 2004

The following is a summary of fourth-quarter 2004 sales for each of Abbott’s major operating divisions and its 50 percent-owned joint venture, TAP Pharmaceutical Products Inc.

Sales Summary – Quarter Ended 12/31/04	4Q04	Percent Change vs. 4Q03	Impact of Exchange on Percent Change
	($ millions)
Total Sales	$5,654	15.5	2.5

Total U.S. Sales	$3,187	13.8	—

Total International Sales (including direct exports from U.S.)	$2,467	17.7	5.9

U.S. Pharmaceutical Sales	$2,128	16.2	—

TAP Pharmaceutical Products Sales* (not consolidated in Abbott’s sales)	$681	(33.7)	—

Ross Products (U.S.) Sales	$609	13.0	—

Worldwide Diagnostics Sales	$927	15.1	4.5

U.S. Diagnostics	$297	21.0	—

International Diagnostics	$630	12.5	6.5

International Division Sales	$1,715	15.9	5.9

International Pharmaceuticals	$1,253	16.7	6.7

International Nutritionals	$462	13.7	3.7

Note:  See complete “Consolidated Statement of Earnings” for more information.

* Sales for TAP Pharmaceutical Products Inc., Abbott’s joint venture with Takeda Pharmaceutical Co. of Osaka, Japan. While sales from the joint venture are not consolidated in Abbott’s net sales, Abbott’s portion of TAP’s net income is included in a separate income line on the “Consolidated Statement of Earnings.”

ABBOTT REPORTS 15.5 PERCENT SALES INCREASE IN THE FOURTH QUARTER; 13.9 PERCENT INCREASE FOR 2004

The following is a summary of 2004 sales for each of Abbott’s major operating divisions and its 50 percent-owned joint venture, TAP Pharmaceutical Products Inc.

Sales Summary – Year Ended 12/31/04	FY04	Percent Change vs. 2003	Impact of Exchange on Percent Change
	($ millions)
Total Sales	$19,680	13.9	3.2

Total U.S. Sales	$11,014	12.8	—

Total International Sales (including direct exports from U.S.)	$8,666	15.3	7.4

U.S. Pharmaceutical Sales	$7,010	15.8	—

TAP Pharmaceutical Products Sales* (not consolidated in Abbott’s sales)	$3,362	(15.5)	—

Ross Products (U.S.) Sales	$2,326	8.9	—

Worldwide Diagnostics Sales	$3,378	11.1	5.4

U.S. Diagnostics	$1,119	9.3	—

International Diagnostics	$2,259	12.0	8.1

International Division Sales	$6,166	15.9	7.4

International Pharmaceuticals	$4,579	17.1	8.3

International Nutritionals	$1,587	12.5	4.8

Note:  See complete “Consolidated Statement of Earnings” for more information.

* Sales for TAP Pharmaceutical Products Inc., Abbott’s joint venture with Takeda Pharmaceutical Co. of Osaka, Japan. While sales from the joint venture are not consolidated in Abbott’s net sales, Abbott’s portion of TAP’s net income is included in a separate income line on the “Consolidated Statement of Earnings.”

ABBOTT REPORTS 15.5 PERCENT SALES INCREASE IN THE FOURTH QUARTER; 13.9 PERCENT INCREASE FOR 2004

The following is a summary of Abbott’s fourth-quarter 2004 sales for selected products.

Quarter Ended 12/31/04 (dollars in millions)	U.S. Sales	Percent Change vs. 4Q03	Rest of World	Percent Change vs. 4Q03		Global Sales	Percent Change vs. 4Q03
Pharmaceutical Products Group
Biaxin (clarithromycin)	$186	(17.5)	$197	5.9	(a)	$383	(6.9)
Depakote	$304	5.4	$13	14.7		$317	5.8
HUMIRA	$170	78.7	$103	n/m		$273	130.0
Mobic	$258	176.8	—	—		$258	176.8
Kaletra	$113	7.0	$134	18.2	(b)	$247	12.8
TriCor	$227	39.6	—	—		$227	39.6
Ultane/Sevorane	$79	1.8	$132	11.1	(c)	$211	7.4
Synthroid	$141	(7.8)	$13	9.2		$154	(6.5)
Omnicef	$148	35.4	—	—		$148	35.4
Leuprolide	—	—	$54	7.9	(d)	$54	7.9
Lansoprazole	—	—	$41	9.6	(e)	$41	9.6

Medical Products Group
Adult Nutritionals	$273	24.1	$180	10.6	(f)	$453	18.4
Pediatric Nutritionals	$284	—	$165	16.8		$449	5.6
Abbott Diabetes Care	$117	134.8	$125	36.8	(g)	$242	71.4
Abbott Vascular Devices	$60	12.3	—	—		$60	12.3

TAP Pharmaceutical Products (not consolidated in Abbott’s sales)
Prevacid	$475	(42.6)	—	—		$475	(42.6)
Lupron	$206	3.3	—	—		$206	3.3

(a)  Without the positive impact of exchange of 6.4 percent, clarithromycin sales decreased 0.5 percent internationally.

(b)  Without the positive impact of exchange of 7.2 percent, Kaletra sales increased 11.0 percent internationally.

(c)  Without the positive impact of exchange of 6.4 percent, Sevorane sales increased 4.7 percent internationally.

(d)  Without the positive impact of exchange of 6.6 percent, leuprolide sales increased 1.3 percent internationally.

(e)  Without the positive impact of exchange of 5.7 percent, lansoprazole sales increased 3.9 percent internationally.

(f)  Without the positive impact of exchange of 5.1 percent, Adult Nutritionals sales increased 5.5 percent internationally.

(g)  Without the positive impact of exchange of 9.3 percent, Abbott Diabetes Care sales increased 27.5 percent internationally.

n/m = Percent change is not meaningful.

ABBOTT REPORTS 15.5 PERCENT SALES INCREASE IN THE FOURTH QUARTER; 13.9 PERCENT INCREASE FOR 2004

The following is a summary of Abbott’s 2004 sales for selected products.

Year Ended 12/31/04 (dollars in millions)	U.S. Sales	Percent Change vs. 2003	Rest of World	Percent Change vs. 2003		Global Sales	Percent Change vs. 2003
Pharmaceutical Products Group
Biaxin (clarithromycin)	$458	(15.0)	$725	6.1	(a)	$1,183	(3.2)
Depakote	$978	10.4	$49	18.2		$1,027	10.7
Kaletra	$398	3.9	$498	35.0	(b)	$896	19.2
HUMIRA	$555	125.6	$297	n/m		$852	204.3
TriCor	$779	37.6	—	—		$779	37.6
Ultane/Sevorane	$290	12.7	$484	15.9	(c)	$774	14.7
Synthroid	$637	12.8	$52	16.6		$689	13.1
Mobic	$593	85.1	—	—		$593	85.1
Omnicef	$323	30.5	—	—		$323	30.5
Leuprolide	—	—	$198	8.2	(d)	$198	8.2
Lansoprazole	—	—	$142	7.8	(e)	$142	7.8

Medical Products Group
Pediatric Nutritionals	$1,146	4.8	$595	13.0		$1,741	7.5
Adult Nutritionals	$934	15.5	$663	12.1	(f)	$1,597	14.1
Abbott Diabetes Care	$378	84.8	$413	22.7	(g)	$791	46.1
Abbott Vascular Devices	$221	19.3	—	—		$221	19.3

TAP Pharmaceutical Products
(not consolidated in Abbott’s sales)
Prevacid	$2,592	(18.7)	—	—		$2,592	(18.7)
Lupron	$770	(2.2)	—	—		$770	(2.2)

(a)  Without the positive impact of exchange of 8.5 percent, clarithromycin sales decreased 2.4 percent internationally.

(b)  Without the positive impact of exchange of 9.5 percent, Kaletra sales increased 25.5 percent internationally.

(c)  Without the positive impact of exchange of 8.2 percent, Sevorane sales increased 7.7 percent internationally.

(d)  Without the positive impact of exchange of 7.5 percent, leuprolide sales increased 0.7 percent internationally.

(e)  Without the positive impact of exchange of 6.1 percent, lansoprazole sales increased 1.7 percent internationally.

(f)  Without the positive impact of exchange of 7.0 percent, Adult Nutritionals sales increased 5.1 percent internationally.

(g)  Without the positive impact of exchange of 10.0 percent, Abbott Diabetes Care sales increased 12.7 percent internationally.

n/m = Percent change is not meaningful.

ABBOTT REPORTS 15.5 PERCENT SALES INCREASE IN THE FOURTH QUARTER; 13.9 PERCENT INCREASE FOR 2004

Medical Products Group Highlights

•                  Today, Abbott announced the initiation of a groundbreaking trial to investigate minimally invasive carotid artery stenting in patients with carotid artery disease who have not displayed symptoms of stroke and who normally would be referred for surgery. An asymptomatic indication could expand the market significantly. We currently have a Premarket Approval Application under U.S. Food and Drug Administration (FDA) review in a high-risk patient population for our Emboshield® Embolic Protection System and Xact® Carotid Stent System.

•                  Abbott introduced four prostate cancer tests in the United States for its ARCHITECT® family of analyzers and its AxSYM® automated immunoassay instrument system. In addition, Abbott launched 20 assays in the fourth quarter, including an improved Estradiol test, which enhances its ARCHITECT fertility menu.

•                  Abbott completed the acquisition of Spine Next, S.A., a manufacturer of non-fusion spinal implant devices. Among Spine Next’s products is the Wallis system, a novel spinal implant for treating the root cause of degenerative disc disease without fusing the spine.

•                  Abbott completed the acquisition of EAS Inc., a U.S. nutritional leader based in Golden, Colo. EAS’s portfolio of nationally recognized brands includes EAS®, AdvantEdge®, Myoplex® and Body for Life®.

Pharmaceutical Products Group Highlights

•                  The FDA approved Abbott’s new formulation of TriCor® tablets. This new version was developed using nanoparticle technology, which allows for improved absorption of the drug in the body. This increased bioavailability means that the new TriCor tablets offer the same effectiveness at a lower dose than the previous tablets. TriCor can also now be taken with or without food.

•                  Five regulatory applications were submitted in the fourth quarter, representing a total of seven submissions in the second half of 2004. These include supplemental biologics license applications (sBLAs) for two HUMIRA® indications, early RA and psoriatic arthritis; a new drug application (NDA) for Xinlay® for advanced prostate cancer, and a supplemental new drug application for Depakote® ER for the bipolar disorder indication. TAP also submitted an NDA for febuxostat, its treatment for gout.

•                  Abbott presented Phase III data at the American College of Rheumatology meeting for both early rheumatoid arthritis (RA) and psoriatic arthritis. The psoriatic arthritis data showed that nearly 25 percent of psoriatic arthritis patients achieved a 70 percent improvement in their joints and 42 percent of patients achieved a 90 percent improvement in their skin. The early RA data show that early intervention with HUMIRA in combination with methotrexate in patients with RA less than three years provides the most favorable outcomes.

Other Highlights

•                  In late December and January, Abbott committed to donate a total of $5.5 million in funding and health care product donations to the tsunami disaster relief efforts. This includes $2 million in funding to humanitarian agencies and $3.5 million in prescription medicines and nutritionals, including antibiotics Omnicef®, Biaxin® and Biaxin® XL and erythromycin; and the nutritionals Pedialyte®, PediaSure®, Similac® and Rehydralyte®.

ABBOTT REPORTS 15.5 PERCENT SALES INCREASE IN THE FOURTH QUARTER; 13.9 PERCENT INCREASE FOR 2004

Abbott confirms sales and earnings-per-share guidance for the full year 2005 and issues earnings-per-share guidance for the first quarter 2005

Abbott is confirming 2005 earnings-per-share guidance of $2.47 to $2.53, excluding one-time charges and the effect of new accounting rules to expense stock options, and 2005 sales growth guidance of 10 percent to 12 percent. For the first time Abbott is announcing earnings-per-share guidance of $0.57 to $0.59 for the first quarter 2005, excluding one-time charges.

Abbott expects one-time charges of approximately $0.02 per share for the full year 2005 related to residual impacts of 2004 acquisitions and minor restructuring, with $0.01 per share occurring in the first quarter 2005. Including the projected one-time charges, projected earnings per share under GAAP would be $2.45 to $2.51 for 2005 and $0.56 to $0.58 for the first quarter 2005.

Guidance for 2005 does not include the effect of any potential future decision to repatriate foreign earnings for purposes consistent with the American Jobs Creation Act of 2004, or the effect of new accounting rules requiring the expensing of stock options.

The Financial Accounting Standards Board (FASB) has recently reissued FASB Statement No. 123 “Share-Based Payment,” which covers a wide range of share-based compensation arrangements, including stock options. Abbott plans to initiate the expensing of stock options effective July 1, 2005, in accordance with the requirements of FASB Statement No. 123 and will provide the estimated impact of this change in accounting treatment on earnings-per-share guidance under GAAP by Abbott’s second-quarter earnings conference call.

Abbott declares quarterly dividend

On Dec. 10, 2004, the board of directors of Abbott declared the company’s quarterly common dividend of 26 cents per share. The cash dividend is payable Feb. 15, 2005, to shareholders of record at the close of business on Jan. 14, 2005. This marks the 324th consecutive dividend paid by Abbott since 1924.

ABBOTT REPORTS 15.5 PERCENT SALES INCREASE IN THE FOURTH QUARTER; 13.9 PERCENT INCREASE FOR 2004

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs more than 60,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live fourth-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 9 a.m. Central time today. An archived edition of the call will be available after noon Central time.

Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward–looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. We caution that these forward–looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Exhibit 99.1 of our Quarterly Report on Securities and Exchange Commission Form 10-Q for the quarter ended Sept. 30, 2004, and are incorporated by reference. We undertake no obligation to release publicly any revisions to forward–looking statements as the result of subsequent events or developments.

Media Contacts:	Financial Analyst Contacts:

Melissa Brotz

John Thomas

(847) 935-3456	(847) 938-2655

Jonathon Hamilton

Larry Peepo

(847) 935-8646	(847) 935-6722

Christy Wistar
(847) 938-4475

ABBOTT REPORTS 15.5 PERCENT SALES INCREASE IN THE FOURTH QUARTER; 13.9 PERCENT INCREASE FOR 2004

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Fourth Quarter Ended December 31, 2004 and 2003

(unaudited)

	2004	2003	Percent Change

Net Sales	$5,654,443,000	$4,897,278,000	15.5
Cost of products sold	2,627,094,000	2,197,145,000	19.6
Research & development	463,967,000	449,000,000	3.3
Acquired in-process research and development	47,000,000	—	n/m
Selling, general & administrative	1,387,196,000	1,209,234,000	14.7
Total Operating Cost and Expenses	4,525,257,000	3,855,379,000	17.4

Operating earnings	1,129,186,000	1,041,899,000	8.4

Net interest expense	42,044,000	34,357,000	22.4
Net foreign exchange loss	4,518,000	6,486,000	(30.3)
(Income) from TAP Pharmaceutical Products Inc. joint venture	(68,498,000)	(173,499,000)	(60.5	)(1)
Other (income) expense, net	(4,522,000)	(3,456,000)	30.8
Earnings from Continuing Operations before taxes	1,155,644,000	1,178,011,000	(1.9)
Taxes on earnings from Continuing Operations	181,039,000	283,765,000	(36.2)

Earnings from Continuing Operations	974,605,000	894,246,000	9.0
Earnings from Discontinued Operations, net of taxes	—	50,146,000	(100.0)

Net Earnings	$974,605,000	$944,392,000	3.2

Earnings from Continuing Operations Excluding One-Time Items, as described below	$1,044,648,000	$964,093,000	8.4	(2)

Diluted Earnings Per Common Share from Continuing Operations	$0.62	$0.57	8.8

Diluted Earnings Per Common Share from Discontinued Operations	—	0.03	(100.0)

Diluted Earnings Per Common Share	$0.62	$0.60	3.3

Diluted Earnings Per Common Share from Continuing Operations Excluding One-Time Items, as described below	$0.67	$0.62	8.1	(2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options	1,569,975,000	1,574,575,000

(1) The decline in (Income) from the TAP Pharmaceutical Products Inc. joint venture is primarily due to a decline in Prevacid sales, which was anticipated. (See Q&A Answer 7.)

(2) 2004 Earnings from Continuing Operations Excluding One-Time Items excludes after-tax charges of $47 million, or $0.03 per share, related to acquired in-process R&D related to the Spine Next acquisition; $53 million, or $0.03 per share, related to restructurings and asset impairments; $38 million, or $0.03 per share, related to an incremental philanthropic contribution to the Abbott Fund; $42 million, or $0.03 per share, related to integration, spinoff and other costs, including back royalties/legal costs from a court case.

Partially offsetting these charges was a reduction in taxes on earnings of $110 million, or $0.07 per share, related to adjustments of prior years’ tax requirements primarily as a result of resolution of prior years’ IRS tax audits.

2003 Earnings from Continuing Operations Excluding One-Time Items excludes after-tax charges of $67 million, or $0.05 per share, related to asset impairments and related costs and $3 million related to the spinoff of Hospira and acquisition integration costs. (See Q&A Answer 4.)

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

ABBOTT REPORTS 15.5 PERCENT SALES INCREASE IN THE FOURTH QUARTER; 13.9 PERCENT INCREASE FOR 2004

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Twelve Months Ended December 31, 2004 and 2003

(unaudited)

	2004	2003	Percent Change

Net Sales	$19,680,016,000	$17,280,333,000	13.9
Cost of products sold	8,884,157,000	7,774,239,000	14.3
Research & development	1,696,753,000	1,623,752,000	4.5
Acquired in-process research and development	279,006,000	100,240,000	178.3
Selling, general & administrative	4,921,780,000	4,808,090,000	2.4	(1)
Total Operating Cost and Expenses	15,781,696,000	14,306,321,000	10.3

Operating earnings	3,898,320,000	2,974,012,000	31.1

Net interest expense	149,087,000	146,365,000	1.9
Net foreign exchange loss	29,059,000	57,048,000	(49.1)
(Income) from TAP Pharmaceutical Products Inc. joint venture	(374,984,000)	(580,950,000)	(35.5	)(2)
Other (income) expense, net	(30,442,000)	(35,602,000)	(14.5)
Earnings from Continuing Operations before taxes	4,125,600,000	3,387,151,000	21.8
Taxes on earnings from Continuing Operations	949,764,000	882,426,000	7.6

Earnings from Continuing Operations	3,175,836,000	2,504,725,000	26.8
Earnings from Discontinued Operations, net of taxes	60,015,000	248,508,000	(75.8)

Net Earnings	$3,235,851,000	$2,753,233,000	17.5

Earnings from Continuing Operations Excluding One-Time Items, as described below	$3,566,223,000	$3,218,687,000	10.8	(3)

Diluted Earnings Per Common Share from Continuing Operations	$2.02	$1.59	27.0	(4)

Diluted Earnings Per Common Share from Discontinued Operations	0.04	0.16	(75.0)

Diluted Earnings Per Common Share	$2.06	$1.75	17.7	(4)

Diluted Earnings Per Common Share from Continuing Operations Excluding One-Time Items, as described below	$2.27	$2.05	10.7	(3)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options	1,570,611,000	1,571,869,000

(1) 2003 Selling, general and administrative (SG&A) expense included a one-time charge of $615 million for the Ross settlement. The effect of one-time charges in both periods lowered the rate of increase of SG&A expense by 12.0 percentage points.

(2) The decline in (Income) from the TAP Pharmaceutical Products Inc. joint venture is primarily due to lower Prevacid sales, as well as an increase in litigation reserves recorded by TAP in the third quarter. (See Q&A Answer 7.)

(3) 2004 Earnings from Continuing Operations Excluding One-Time Items excludes after-tax charges of $267 million, or $0.17 per share, relating to acquired in-process R&D for acquisitions; $63 million, or $0.04 per share, related to restructurings and asset impairments; $38 million, or $0.03 per share, related to an incremental philanthropic contribution to the Abbott Fund; $132 million, or $0.08 per share, related to integration, spinoff and other costs, including back royalties/legal costs from a court case.

Partially offsetting these charges was a reduction in taxes on earnings of $110 million, or $0.07 per share, related to adjustments of prior years’ tax requirements primarily as a result of resolution of prior years’ IRS tax audits.

2003 Earnings from Continuing Operations Excluding One-Time Items excludes after-tax charges of $98 million, or $0.06 per share, for acquired in-process R&D related to acquisitions; $536 million, or $0.34 per share, for the Ross settlement; $13 million, or $0.01 per share for integration charges and charges related to the spinoff of Hospira; and $67 million, or $0.05 per share, related to an impairment of assets and related costs.

(4) The sum of the first quarter, second quarter, third quarter and fourth quarter 2004 Diluted Earnings Per Common Share from Continuing Operations and Diluted Earnings Per Common Share do not add to year-to-date diluted earnings per share due to rounding.

NOTE:  See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

ABBOTT REPORTS 15.5 PERCENT SALES INCREASE IN THE FOURTH QUARTER; 13.9 PERCENT INCREASE FOR 2004

Questions and Answers

Q1)                            What impacted Pharmaceutical Products Group sales growth for the fourth quarter?

A1)                            Strong sales in the Pharmaceutical Products Group were driven by robust U.S. pharmaceutical sales, which increased 16.2 percent. U.S. sales were led by double-digit growth in HUMIRA, TriCor, Omnicef and Mobic. In addition, Synthroid contributed $141 million in sales, within Abbott’s range of previous expectations. After nearly 30 weeks of generic competition, Synthroid brand retention remains at nearly 70 percent. Mobic sales in the quarter of $258 million increased more than 175 percent.

Sales from Abbott’s international division increased 15.9 percent during the quarter, including a 5.9 percent favorable impact from exchange. Pharmaceuticals led this growth (up 16.7 percent), favorably impacted by sales of Kaletra and HUMIRA. In addition, both pediatric and adult nutritionals, as well as Synagis, contributed to growth outside the U.S.

Q2)                            How did HUMIRA perform in the quarter and what are future sales expectations?

A2)                            Worldwide HUMIRA sales were $273 million in the quarter and $852 million for the full-year, exceeding our global forecast for 2004. In the U.S., Abbott estimates that HUMIRA represents approximately 30 percent of new prescriptions within the self-injectable market for rheumatoid arthritis (RA). Based on HUMIRA’s continued strong performance, we are raising our 2005 worldwide sales estimate for HUMIRA from more than $1.2 billion to more than $1.3 billion.

Also in the quarter, Abbott submitted applications to regulatory authorities for both the HUMIRA early RA and psoriatic arthritis indications.

Q3)                            What impacted Medical Products Group sales growth for the fourth quarter?

A3)                            Sales growth in the Medical Products Group of 14.4 percent was positively impacted by Worldwide Diagnostics sales, including Abbott Diabetes Care, which increased strong double digits, including incremental sales and growth from the TheraSense acquisition. Double-digit sales growth in Abbott Vascular Devices and our U.S. nutritionals business, including the recent acquisition of EAS, also drove Medical Products Group sales performance.

ABBOTT REPORTS 15.5 PERCENT SALES INCREASE IN THE FOURTH QUARTER; 13.9 PERCENT INCREASE FOR 2004

Q4)                            How did one-time items impact quarterly comparisons?

A4)                            One-time items impacted fourth-quarter Earnings from Continuing Operations as follows (dollars in millions, except earnings-per-share data):

	4Q04			4Q03
	Earnings			Earnings
	Pretax	After Tax	EPS	Pretax	After Tax	EPS
As reported	$1,156	$975	$0.62	$1,178	$894	$0.57
Add back one-time items:
Acquired in-process R&D	$47	$47	$0.03	—	—	—
Restructurings and asset impairments	$69	$53	$0.03	$88	$67	$0.05
Philanthropic contribution	$50	$38	$0.03	—	—	—
Tax audit resolution and adjustments	—	$(110)	$(0.07)	—	—	—
Integration, spinoff and other costs	$56	$42	$0.03	$7	$3	$0.00
Excluding one-time items	$1,378	$1,045	$0.67	$1,273	$964	$0.62

The tax audit resolution reflects a reduction in taxes on earnings related to adjustments of prior years’ tax requirements primarily as a result of resolutions of prior years’ IRS tax audits. This has been reflected as a reduction in the Taxes on earnings from Continuing Operations line item in the Consolidated Statement of Earnings. The pretax impact of the remaining one-time items by line item is as follows (dollars in millions):

	4Q04					4Q03
	Cost of Products Sold	R&D	Acquired IPR&D	SG&A	Total	Cost of Products Sold	SG&A	Total
Acquired in-process R&D	—	—	$47	—	$47	—	—	—
Restructurings and asset impairments	$34	$1	—	$34	$69	$88	—	$88
Philanthropic contribution	—	—	—	$50	$50	—	—	—
Integration, spinoff and other costs	$42	$3	—	$11	$56	—	$7	$7
Total	$76	$4	$47	$95	$222	$88	$7	$95

Fourth-quarter 2004 results were impacted by one-time items including acquired in-process R&D related to the Spine Next acquisition, which was closed during the quarter. Restructuring charges and asset impairments related to actions taken in the fourth quarter to streamline selected global manufacturing facilities and international staffing. The charge for the philanthropic contribution reflects an incremental contribution to the Abbott Fund made in the fourth quarter. Integration, spinoff and other costs relate primarily to residual costs of the Hospira spinoff and acquisitions made throughout 2004, as well as a charge for back royalties/legal costs from a recent court case.

2003 one-time items included costs related to the spinoff of Hospira, acquisition integration and an impairment of assets and related other expenses as a result of a lower sales forecast for Abbokinase.

ABBOTT REPORTS 15.5 PERCENT SALES INCREASE IN THE FOURTH QUARTER; 13.9 PERCENT INCREASE FOR 2004

Q5)                            How did the gross margin ratio compare with the fourth quarter of 2003?

A5)                            Gross margin from Continuing Operations both before and after one-time charges, is shown below (dollars in millions):

	4Q04		4Q03
	Cost of Products Sold	Gross Margin %	Cost of Products Sold	Gross Margin %
As reported	$2,627	53.5%	$2,197	55.1%
Integration, spinoff and other costs	$(42)	0.8%	$(88)	1.8%
Restructurings and asset impairments	$(34)	0.6%	—	—
Excluding one-time charges	$2,551	54.9%	$2,109	56.9%

The comparison of the gross margin ratio this quarter to the prior year was distorted by lower margin Mobic and Flomax, products co-promoted and distributed under our agreement with Boehringer Ingelheim (BI). Sales of Mobic increased more than 175 percent in the fourth quarter to $258 million. As previously disclosed, Flomax transitioned from co-promotion to a sales distribution arrangement in August 2004, which reduced the margin contribution from Flomax sales this quarter. Excluding BI products from both years, the gross margin ratio, excluding one-time charges, improved slightly over 2003 for the fourth quarter, and around 80 basis points for the full year 2004.

Q6)                            What drove the increase in ongoing SG&A this quarter?

A6)                            SG&A expense in the quarter increased 7.5 percent (14.7 percent including one-time items), driven by continued spending on major global brands.

Q7)                            How did the TAP joint venture perform during the quarter?

A7)                            As previously forecasted, TAP sales this quarter were down from the prior year from an anticipated decline in Prevacid sales due in part to reduced purchases by a particular wholesaler as discussed in Abbott’s third quarter 10-Q. Lower Prevacid sales reduced our income from the TAP joint venture accordingly.

ABBOTT REPORTS 15.5 PERCENT SALES INCREASE IN THE FOURTH QUARTER; 13.9 PERCENT INCREASE FOR 2004

Q8)                            What was the tax rate for Continuing Operations in the fourth quarter?

A8)                            The tax rate for Continuing Operations this quarter, excluding one-time items, was 24.2 percent, in line with previous forecasts. One-time items impacted the tax rate, as detailed below (dollars in millions):

	4Q04
	Pretax Income	Income Tax	Tax Rate
As reported	$1,156	$181	15.7%
One-time charges	$222	$42	19.1%
Tax audit resolution and adjustments	—	$110	—
Excluding one-time charges	$1,378	$333	24.2%

Q9)                            What is your guidance for sales and earnings per share for the full year and earnings per share for the first quarter 2005?

A9)                            Abbott is confirming 2005 earnings-per-share guidance of $2.47 to $2.53, excluding one-time charges and the effect of new accounting rules to expense stock options, and 2005 sales growth guidance of 10 percent to 12 percent. For the first time Abbott is announcing earnings-per-share guidance of $0.57 to $0.59 for the first-quarter 2005, excluding one-time charges.

Abbott expects one-time charges of approximately $0.02 per share for the full year 2005 related to residual impacts of 2004 acquisitions and minor restructuring, with $0.01 per share occurring in the first quarter 2005. Including the projected one-time charges, projected earnings per share under GAAP would be $2.45 to $2.51 for 2005 and $0.56 to $0.58 for the first quarter 2005.

Guidance for 2005 does not include the effect of any potential future decision to repatriate foreign earnings for purposes consistent with the American Jobs Creation Act of 2004, or the effect of new accounting rules requiring the expensing of stock options.

The Financial Accounting Standards Board (FASB) has recently reissued FASB Statement No. 123 “Share-Based Payment,” which covers a wide range of share-based compensation arrangements, including stock options. Abbott plans to initiate the expensing of stock options effective July 1, 2005, in accordance with the requirements of FASB Statement No. 123 and will provide the estimated impact of this change in accounting treatment on earnings-per-share guidance under GAAP by Abbott’s second-quarter earnings conference call.

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